EXHIBIT 3


                               CSW CREDIT, INC.
                               EARNINGS COVERAGE
                          (thousands, except ratios)

                                                       1997

                                       APRIL            MAY            JUNE

Net Income                                 $483          $1,010            $836
Income Taxes                                252             535             442
Tax benefit of
  parent company loss                       (15)            (15)            (15)
Interest Expense                          2,463           2,935           3,207
                                    ------------    ------------    ------------
                                         $3,183          $4,465          $4,470
                                    ============    ============    ============


Interest Expense                         $2,463          $2,935          $3,207

Ratio of Earnings
  to Fixed Charges                         1.29            1.52            1.39





                               CAPITAL STRUCTURE
                                 JUNE 30, 1997
                                  (thousands)



Short-term Debt                        $708,200             92%
Common Equity                            59,372              8%
                                    ------------    ------------

     Total                             $767,572            100%
                                    ============    ============